Exhibit 14.0

DATREK MILLER INTERNATIONAL INC.

Employee Code of Business Conduct and Ethics

INTRODUCTION

This Code of Business Conduct and Ethics (the “Code”) has been adopted by the Board of Directors of Datrek Miller International Inc. (the “Company”). Pursuant to the Sarbanes-Oxley Act of 2002 and the rules of the SEC, this Code contains standards for the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; compliance with applicable laws, and accurate and timely public disclosure.

This Code does not summarize all laws, rules, regulations, and Company policies which may be applicable to the Company and its employees, officers and directors.

The Company has designated the Board of Directors to administer this Code. You may, at your discretion, make any report or complaint provided for in this Code to any member of the Board of Directors.

APPLICATION

This Code will apply to all employees, officers and directors of the Company.

PURPOSE

The purpose of this Code is to codify standards the Company believes are reasonably necessary to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	avoidance of conflicts of interest, including disclosure to the persons identified in this Code of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting to the persons identified in this Code of violations of this Code; and

•	accountability for adherence to this Code.

STANDARDS OF CONDUCT

Each employee, officer and director will be expected to adhere to the following standards in connection with the performance of his or her duties as an employee, officer or director of the Company.

Honest and Ethical Conduct

The Company expects each employee, officer or director to act honestly and ethically at all times and to comply fully with the policies comprising this Code.

Avoidance of Conflicts of Interest

Each employee, officer or director is required to avoid conflicts between his or her personal interests and the interests of the Company and to disclose any activities, financial interests or relationships that may present an actual or potential conflict of interest. Each employee, officer or director should therefore avoid any investment, interest or association that interferes or might interfere with the objective or independent exercise of their best judgment or with the performance of their responsibilities in the best interests of the Company. Each employee, officer or director should promptly inform the Board of Directors of any actual or potential conflicts of interest, and the Board of Directors will resolve any questions regarding conflicts of interest involving any employee, officer or director.

While it is not possible to identify every activity that might give rise to a conflict of interest, a conflict of interest may exist whenever a relationship of an employee, officer or director, or one of their family members, is inconsistent with the Company’s best interests or could cause a conflict with job responsibilities. If you have a question, you should consult with your immediate supervisor or a member of the Board of Directors.

Accuracy of Public Communications

As a public company, it is of critical importance that the Company’s filings with the SEC, and other public communications, contain full, fair, accurate, timely and understandable disclosure. Depending on their respective positions with the Company, employees, officers or directors may be called upon to provide information necessary to assure that the Company’s public reports are complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility seriously and to provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements.

Compliance with Laws, Rules and Regulations

It is the Company’s policy to promote compliance with all applicable laws, rules and regulations in connection with the Company’s business. All employees, officers and directors should familiarize themselves with the legal standards and restrictions applicable to their assigned duties and responsibilities. The Company requires and encourages compliance with the spirit - as well as the letter - of the law. Even the appearance of illegal, dishonest or inappropriate behavior could have a negative impact on the Company and its employees.

Confidential Information

No employee, officer or director who has information of a confidential or proprietary nature shall disclose that information outside the Company, either during or after service with the Company, except with written authorization of the Company or as may be otherwise required by law. Confidential information includes, without limitation, all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. Such information may include information about the Company’s financial condition, prospects or plans, its marketing and sales programs and research and development information, as well as information relating to mergers and acquisitions, stock splits and other corporate transactions. Confidential information also includes information concerning possible transactions with other companies or information about the Company’s customers, purchase orders, sales information and prospects, suppliers or joint venture partners, which the Company is under an obligation to maintain as confidential. Employees may not use confidential information for their own personal benefit or the benefit of persons or entities outside the Company including, without limitation, all media outlets. Any employee, officer or director who fails to abide by these guidelines is subject to disciplinary and other appropriate legal action including, without limitation, immediate dismissal.

REPORTING OF VIOLATIONS

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Anyone who believes that a violation of this Code or other illegal or unethical conduct by any employee, officers or director has occurred or may occur should promptly contact a supervisor, a corporate officer, or a member of the Board of Directors. Such reports may be made confidentially or anonymously. Confidentiality will be protected, subject to applicable law, regulation or legal proceedings.

NO RETALIATION

The Company will not permit retaliation of any kind by its employees, officers and directors against any good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

ACCOUNTABILITY FOR ADHERENCE TO THIS CODE

Each employee, officer and director will be individually responsible for adhering to the standards set forth in this Code. Upon receiving a report of a violation of this Code, the Board of Directors, including its legal and other advisors, will have the full power and authority to investigate the report and to determine what steps, if any, should be taken to resolve the problem and avoid the likelihood of its recurrence. These steps may where appropriate include the termination of an employee, officer or director’s employment by the Company, disciplinary action and the commencement of appropriate legal proceedings. Each employee, officer and director will be obligated to cooperate fully with any investigation by the Board of Directors.

WAIVERS AND AMENDMENTS

Any request for a waiver of any provision of this Code must be in writing and addressed to the Compliance Officer. If you are a director or executive officer of the Company, the request may be addressed directly to the Chairman of the Board of Directors. With regard to executive officers and directors, the Board will have the sole and absolute discretionary authority, to approve any waiver from this Code. Any waiver of the Code with respect to executive officers and directors will be promptly publicly disclosed to shareholders, together with the reason to the waiver by a method selected by the Board of Directors in conformity with applicable SEC rules. This Code may be amended, modified or waived by the Board of Directors, subject to disclosure requirements and other applicable SEC rules.

MISCELLANEOUS

This Code is intended to be interpreted and administered so as to comply with the requirements applicable to a “code of ethics” as defined in the Section 406 of the Sarbanes-Oxley Act of 2002 and the related rules of the SEC. No other ethics, legal compliance or other policies or practices of the Company or its subsidiaries that may be applicable to any of the employees, officers or directors of the Company, whether currently in effect or established in the future and whether or not relating to the same subject matter as this Code, will be deemed to be a part of this Code. This Code is not a contract and is not intended to create any contractual obligations on the part of the Company. This Code also does not alter the at-will or other employment relationship between the Company and any employee, officer or director.